Exhibit 99.1
HAIGHTS CROSS COMMUNICATIONS
PRESS RELEASE

Investor Contact:
Paul J. Crecca
(914) 289-9420
pjcrecca@haightscross.com

Editorial Contact:
Michael Stugrin
(562) 498-6353	FOR IMMEDIATE RELEASE
mstugrin@verizon.net
HAIGHTS CROSS COMMUNICATIONS REPORTS
THIRD QUARTER 2007 RESULTS
PAUL J. CRECCA NAMED PRESIDENT AND CHIEF EXECUTIVE OFFICER
Investor and Analyst Conference Call Scheduled for
Tuesday, November 6, 2007, at 4:00 PM (Eastern Time)
White Plains, NY, November 6, 2007 — Haights Cross Communications, Inc. (HCC) today reported results for the third quarter ended September 30, 2007.
Haights Cross also announced today that Paul J. Crecca has been named President and Chief Executive Officer. Crecca had been appointed Interim President and CEO in August 2007.
Third Quarter 2007 Results
Revenue for the third quarter 2007 was $63.7 million, representing growth of 8.1% compared to revenue of $58.9 million for the third quarter 2006, primarily reflecting growth in our Test-prep and Intervention and Medical Education segments, partially offset by declines in our K-12 Supplemental Education and Library segments.
Revenue for the Library segment, representing our Recorded Books business, was $21.3 million for the third quarter 2007, representing a decline of 2.2% over the third quarter 2006. The decline primarily results from the school channel, which benefited in 2006 from the initial launch of our Plugged-in to Reading product. The core public library channel, representing approximately two-thirds of the business for the quarter, reported revenue growth of 2.6%, including continued strong sales of our Playaway product, the preloaded digital audio player offered by Recorded Books.
Revenue for the Test-prep and Intervention segment, representing our Triumph Learning, Buckle Down, and Options Publishing businesses, grew $7.5 million, or 40.3%, to $26.2 million for the third quarter 2007. Revenue for Triumph Learning and Buckle Down, our state-specific test-prep publishers, grew $7.1 million, or 48.0%, for the quarter, reflecting strong sales of our state-specific test prep products, sales from the successful launch of new math and science Coach brand products, and incremental revenue in several states from test prep complimentary product sales.
Revenue for the K-12 Supplemental Education segment, reflecting our Sundance/Newbridge business, declined $3.0 million, or 29.8%, to $7.2 million for the third quarter 2007, reflecting what we believe is substantially increased competition in the supplemental education market from both other supplemental publishers as well as the large basal publishers.
Revenue for the Medical Education segment, representing our Oakstone Publishing business, increased $0.7 million, or 8.8%, for the third quarter 2007 primarily due to Wellness channel revenue, which includes newsletters, calendars, and other ancillary products.
Income from Operations for the third quarter 2007 decreased $0.3 million to $8.2 million from $8.5 million for the third quarter 2006. The decline is predominantly a result of general and administrate charges associated with executive severance and compensation expense related to restricted stock issuances, offset substantially by strong operating results from the Test-prep and Intervention segment. In addition, comparatively, our operating loss from the K-12 Supplemental Education segment was lower in the 2007 quarter due to the $2.9 million write down of prepublication costs in the third quarter 2006 which does not have a counterpart in the third quarter 2007. Operating income from the Library segment declined $1.4 million due to the revenue decline as well as startup costs associated with Recorded Books’ new product line, My Library Digital Video.
EBITDA, which we define as earnings before interest, taxes, depreciation, amortization, discontinued operations, and goodwill impairment charges, declined $3.1 million, or 17.9%, for the third quarter 2007, primarily reflecting the 2007 charges associated with executive severance and compensation expense related to restricted stock issuances, partially offset by strong results from the Test-prep and Intervention segment.
Adjusted EBITDA, which we define as EBITDA excluding non-recurring expenses and restructuring and restructuring related charges, increased $1.8 million, or 10.5%, to $19.4 million for the third quarter 2007, reflecting strong growth in the Test-prep and Intervention segment partially offset by declines in the other segments.

Results for the nine months ended September 30, 2007
Revenue for the nine months ended September 30, 2007 grew $7.2 million, or 4.3%, to $174.5 million from $167.3 million for the nine months ended September 30, 2006, reflecting growth in our Test-prep and Intervention, Library, and Medical Education segments, partially offset by a revenue decline in our K-12 Supplemental Education segment.
Revenue for the Library segment improved $3.4 million, or 5.5%, for the nine months ended September 30, 2007. The year-over-year revenue performance reflects 9.2% growth in the core public library channel representing approximately two-thirds of the segment revenue for the period and 9% growth in the school channel. These gains were partially offset by declines in the retail channel, Pimsleur language series royalties, and travel center rentals.
Revenue for the Test-prep and Intervention segment grew $9.6 million, or 17.5%, for the nine months ended September 30, 2007. Triumph Learning and Buckle Down accounted for all of the segment’s growth with a $9.7 million gain, or 25.3%, reflecting the continued strong demand for our NCLB-positioned test-prep products.
Revenue for the K-12 Supplemental Education segment declined $7.3 million, or 24.6%, for the nine months ended September 30, 2007, reflecting what we believe is the effect of substantially increased competition in the supplemental education market and other market factors as previously reported.
Revenue for the Medical Education segment increased $1.5 million, or 6.9%, for the nine months ended September 30, 2007, due to Wellness channel revenue, which includes newsletters, calendars, and other ancillary products.
Income from Operations for the nine months ended September 30, 2007 increased $22.0 million, primarily due to the $24.4 million goodwill impairment charge for Sundance/Newbridge in the second quarter 2006. Excluding this 2006 goodwill impairment charge, Income from Operations declined $2.4 million primarily due to increased general and administrative costs for executive severance and compensation expense related to restricted stock issuances. The impact of these costs was offset somewhat by growth in operating income from the Test-prep and Intervention, Library, and Medical Education segments. The K-12 Supplemental Education segment, excluding the $24.4 million goodwill impairment charge from 2006, reported a $2.0 million increase in operating loss with both periods impacted by prepublication asset write-offs, detailed previously.
EBITDA decreased $2.2 million to $39.9 million for the nine months ended September 30, 2007, reflecting gains in our Test-prep and Intervention, Library, and Medical Education segments of $4.3 million, $1.0 million and $0.8 million, respectively, partially offset by a $3.5 million EBITDA decline in our K-12 Supplemental Education segment and additional general and administrative expenses discussed above.

Adjusted EBITDA increased $2.6 million, or 6.0%, to $45.9 million for the nine months ended September 30, 2007, reflecting growth in the Test-prep and Intervention, Library and Medical Education segments partially offset by a decline in the K-12 Supplemental Education segment.
Capital expenditures — pre-publication costs relate to costs incurred in the development of new products. For the nine months ended September 30, 2007, we invested $17.4 million in pre-publication costs, compared to $17.5 million during the same period in 2006. HCC anticipates pre-publication expenditures of approximately $22.3 million for fiscal year 2007.
Capital expenditures — property and equipment relates to the purchase of tangible fixed assets such as computers, software, and leasehold improvements. For the nine months ended September 30, 2007, we invested $2.0 million in property and equipment, compared to $2.1 million during the same period in 2006. HCC anticipates property and equipment expenditures of approximately $2.8 million for fiscal year 2007.
Paul J Crecca, HCC President and CEO, commented; “Haights Cross experienced many strategic events in the third quarter 2007, including the completion of an equity recapitalization and the departure of Peter J. Quandt, who founded the Company in 1997. Through all of these changes, the Haights Cross businesses have remained focused on providing our customers with the quality products and services they expect, and thus strengthening their positions in the markets they serve. We are extremely pleased with the continued growth of our test prep businesses as the testing requirements of NCLB are now completing their third year.”
Strategic Alternatives
Earlier this year, in our bond consent solicitation related to the recapitalization completed in August, Haights Cross indicated that it is evaluating strategic alternatives including the possible sale of all or substantially all of its assets. The Company continues to evaluate such strategic alternatives with its financial advisors, Evercore Partners.
Investor Conference Call
HCC’s conference call for investors, analysts, and the media will be held on Tuesday, November 6, 2007, starting at 4:00 PM (ET). The conference call will feature Paul J. Crecca, HCC President and Chief Executive Officer. To participate, please call 1-800-230-1085 (USA) or 612-332-0107 (International).
Digitized replay of the conference call will be available from November 6, 2007, starting at 7:30 PM (ET) ending on December 6, 2007 at 11:59 PM (ET). To listen to the replay, please call 1-800-475-6701 (USA) or 320-365-3844 (International) and enter the access code of 891532.

Results of Operations

	Three Months Ended		Nine months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Library	$21,348	$21,820	$64,300	$60,939
Test-prep and Intervention	26,234	18,696	64,316	54,761
K-12 Supplemental Education	7,176	10,217	22,309	29,601
Medical Education	8,927	8,207	23,557	22,028

Total Revenue	$63,685	$58,940	$174,482	$167,329
Operating Expenses	55,507	50,463	154,885	169,694

Income (Loss) From Operations	8,178	8,477	19,597	(2,365)
Net Income(Loss)	$108,170	$(9,320)	$81,120	$(50,517)

Other Financial Data:

	Three Months Ended		Nine months Ended
	September 30,		September 30,
	2007	2006	2007	2006

EBITDA by Segment:
Library	$6,663	$7,885	$20,226	$19,252
Test-prep and Intervention	10,683	6,865	23,171	18,899
K-12 Supplemental Education	532	2,006	1,109	4,599
Medical Education	1,953	2,074	4,687	3,839
Corporate	(5,496)	(1,362)	(9,258)	(4,438)

EBITDA	$14,335	$17,468	$39,935	$42,151
Adjusted EBITDA	$19,407	$17,567	$45,892	$43,293
“EBITDA” is defined as earnings before interest, taxes, depreciation, amortization, discontinued operations and goodwill impairment charges. Adjusted EBITDA is defined as EBITDA adjusted for restructuring and related charges and other non-recurring charges (see table). We present EBITDA and Adjusted EBITDA because we believe that EBITDA and Adjusted EBITDA provide useful information regarding our operating results. We rely on EBITDA and Adjusted EBITDA to review and assess the operational performance of our company and our management team in connection with executive compensation and bonus plans. We also use EBITDA and Adjusted EBITDA to compare our current operating results with corresponding historical periods and with the operating performance of other publishing companies and for evaluating acquisition targets. We believe it is useful to investors to provide disclosures of our operating results on the same basis as that used by our management. We also believe it can assist investors in comparing our performance to that of other publishing companies on a consistent basis without regard to interest, taxes, depreciation, amortization and discontinued operations that do not directly affect our operations.

EBITDA and Adjusted EBITDA have limitations as an analytical tool, and you should not consider them in isolation, or as a substitute for net income (loss), cash flows from operating activities and other consolidated income or cash flow statement data prepared in accordance with accounting principles generally accepted in the United States. Some of the limitations are:
•	EBITDA and Adjusted EBITDA do not reflect our cash expenditures or future requirements for capital expenditures for either pre-publication costs or property and equipment;

•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA and Adjusted EBITDA do not reflect our significant interest expense, or the cash requirements necessary to service interest or principal payments on our debt;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements; and

•	Other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do, thereby limiting their usefulness as comparative measures.
Because of these limitations, EBITDA and Adjusted EBITDA should not be considered measures of discretionary cash available to us to invest in the growth of our business or measures of performance in compliance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA on a supplementary basis.
Reconciliation of Net Loss to EBITDA and Adjusted EBITDA

	Three Months Ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006

Net Income(Loss )	$108,170	$(9,320)	$81,120	$(50,517)
Interest Expense and Other Including Income Taxes	(99,992)	17,797	(61,523)	48,152

Income(Loss) From Operations	8,178	8,477	19,597	(2,365)
Goodwill impairment charge	—	—	—	24,393
Amortization of Pre-publication Costs	4,754	7,593	16,064	16,003
Depreciation and Amortization	1,403	1,398	4,274	4,120

EBITDA	$14,335	$17,468	$39,935	$42,151
Restructuring and Restructuring Related Charges and other non-recurring	5,072	99	5,957	1,142

Adjusted EBITDA (*)	$19,407	$17,567	$45,892	$43,293

(*)	Adjusted EBITDA for the three months ended September 30, 2007 includes adjustments for the following non-recurring items: Preferred B litigation and the related Form 10K filing delay costs $774k, executive severance and non-compensation payments $2,484k, restricted stock grants $1,407k, other restructuring and restructuring related charges $407k. Adjusted EBITDA for the nine months ended September 30, 2007 includes adjustments for the following non-recurring items: Preferred B litigation and the related Form 10K filing delay costs $1,229k, executive severance and non-compensation payments $2,484k, restricted stock grants $1,407k, other restructuring and restructuring related charges $837k.
Capital Expenditures
Pre-Publication Costs

	Three Months Ended		Nine months Ended
	September 30,		September 30,
Dollars in 000’s	2007	2006	2007	2006

Library	$1,637	$1,206	$4,474	$3,867
Test-prep and Intervention	3,101	3,387	10,048	9,337
K-12 Supplemental Education	382	834	2,014	3,581
Medical Education	327	301	880	738

Total Pre-Publication	$5,447	$5,728	$17,416	$17,523
Total Capital Expenditures

	Three Months Ended		Nine months Ended
	September 30,		September 30,
Dollars in 000’s	2007	2006	2007	2006

Library	$1,765	$1,371	$4,993	$4,991
Test-prep and Intervention	3,302	3,470	10,590	9,660
K-12 Supplemental Education	476	893	2,450	3,912
Medical Education	491	422	1,340	1,070
Corporate	6	6	67	9

Total Expenditures	$6,040	$6,162	$19,440	$19,642

Balance Sheet Data

As of
September 30, 2007

Cash and Cash Equivalents	$48,335
Working Capital	$(56,279)

Long Term Debt including current portion:
Senior secured term loan—all current	$125,175
11 3/4% senior notes (1)	171,789
12 1/2% senior discount notes	114,845

$411,809

Stockholders’ deficit (2)	$(129,295)

(1)	Face value at September 30, 2007 is $170,000

(2)	Reflects recapitalization that occurred on August 10, 2007 which converted the Series A, B & C Preferred Shares into common stock

About Haights Cross Communications:
Founded in 1997 and based in White Plains, NY, Haights Cross Communications is a premier educational and library publisher dedicated to creating the finest books, audio products, periodicals, software and online services, serving the following markets: K-12 supplemental education, public library and school publishing, audio books, and medical continuing education publishing. Haights Cross companies include: Sundance/Newbridge Educational Publishing (Northborough, MA), Triumph Learning (New York, NY), Buckle Down Publishing (Iowa City, IA), Options Publishing (Merrimack, NH), Recorded Books (Prince Frederick, MD), and Oakstone Publishing (Birmingham, AL). For more information, visit www.haightscross.com.
Safe Harbor Statement: This press release contains forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “potential” and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. These risks, uncertainties and other factors may cause our actual results, performances or achievements to be materially different from those expressed or implied by our forward-looking statements. Factors that may cause our actual results to differ materially from our forward-looking statements include, among others, changes in external market factors, changes in our business or growth strategy, or an inability to execute our strategy due to changes in our industry or the economy generally, the emergence of new or growing competitors and various other competitive factors; and other factors identified by us in documents filed by us with the Securities and Exchange Commission including those set forth in our Form 10-K for the year ended December 31, 2005, under the caption “Risk Factors”. In light of these risks and uncertainties, there can be no assurance that the events and circumstances described in forward-looking statements contained in this press release will in fact occur. You should read this press release completely and with the understanding that our actual results may be materially different from what we expect. We do not assume any obligation, and do not intend to update these forward-looking statements, even though our situation may change in the future. We qualify all of our forward-looking statements by these cautionary statements.